Exhibit 99.3
AMENDMENT NUMBER 2024-2 (RMDs)
LOWE’S 401(k) PLAN

This Amendment Number 2024-2 (RMDs) to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2024 (the “Plan”) is adopted by the Administrative Committee of Lowe’s Companies, Inc. (the “Committee”).

W I T N E S S E T H:

WHEREAS, Lowe’s Companies, Inc. (the “Company”) maintains the Plan for the benefit of its eligible employees and the eligible employees of its wholly-owned subsidiaries that have adopted and participate in the Plan; and
WHEREAS, Section 15 of the Plan authorizes the amendment of the Plan by action of the Board of Directors of the Company or by the Committee; and
WHEREAS, the Company desires to amend the Plan to allow for required minimum distributions to be made over the maximum time periods allowable under the Internal Revenue Code (the “Code”); and
WHEREAS, the Company desires to amend the Plan to allow for distributions to beneficiaries to be made over the maximum time periods allowable under the Code;
NOW, THEREFORE, the Committee does hereby declare that the Plan be, and hereby is, amended as follows, effective as of January 1, 2025:

1.The last sentence of Section 9(b) is amended in its entirety to read: “The timing and amount of distributions to a Beneficiary shall be in accordance with the Code and the applicable regulations and guidance thereunder as in effect from time to time.”

2.Section 9(c) is amended to substitute the phrase “must begin not later than” for the phrase “must occur not later than.”

3.Sections 17(b) through 17(d) are amended in their entirety to read:
“(b) Time and Manner of Distributions.
(1)Required Beginning Date. The Participant’s entire Capital Accumulation will begin to be distributed to the Participant by no later than his Required Beginning Date.
(2)Form of Distribution. Distributions under this Section 17 may be made in any form permitted under Code Section 401(a)(9) and the regulations and guidance thereunder as in effect from time to time.
(c) Required Minimum Distribution During the Participant’s Lifetime.
(1) Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each

Distribution Calendar Year will be no less than the minimum of the Participant’s Capital Accumulation that is required to be distributed under Code Section 401(a)(9).
(2) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 17(c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
(d) Required Minimum Distributions After the Participant’s Death.
(1) Death On or After the Date Distributions Begin. The minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death will be no less than the minimum amount required under Code Section 401(a)(9).
(2) Death Before the Date Distributions Begin. The distribution of the Participant’s entire Capital Accumulation will be completed no later than the latest applicable date permitted under Code Section 401(a)(9).”

4. By adding the following to the end of Section 17(f)(2):
“For purposes of this Section 17, the balance in the Participant’s Accounts and the Participant’s Capital Accumulation shall refer to the Participant’s vested Capital Accumulation that is required to be distributed under the provisions of Code Section 401(a)(9). For example, Roth Accounts and Roth Rollover Accounts shall not be considered part of the Participant’s Accounts or Capital Accumulation for purposes of this Section 17 during the Participant’s lifetime unless required by law.”

5. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Committee has caused this Amendment 2024-2 (RMDs) to be executed by a duly authorized member on this 5th day of March, 2025.

ON BEHALF OF THE ADMINISTRATIVE COMMITTEE OF LOWE’S COMPANIES, INC.

By: /s/ David R. Green
Chair – Administrative Committee